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                                 SCHEDULE 13D

CUSIP No. 743 39P 101                                        Page 9 of 20 Pages



                                                                 Exhibit 3
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                                 SCHEDULE 13D

CUSIP No. 743 39P 101                                        Page 10 of 20 Pages




                                October 2, 1996

Alan L. Stanzler, Esquire
Davis, Malm & D'Agostine
One Boston Place
Boston, Massachusetts 02108

Dear Alan:

     This letter will confirm our agreement regarding the option I have granted to you to acquire 4,000 shares of the Common Stock of Project Software & Development, Inc. ("PSDI") owned by me at price of $31 per share, the closing price on August 14, 1996. The option shall be for a period of five (5) years and shall expire on August 12, 2001.

     During the first two (2) years of the option term, the option will take the form of a shared appreciation right ("SAR") and in the event I sell an aggregate of 400,000 or more shares of my stock of PSDI, I shall notify you of the price per share of the sale and, at your request, I shall pay to you an amount equal to the value of the SAR (4,000 times the difference between the price per share of the sale and $31).

     In the event the SAR is not realized within two (2) years, then you shall have the option to acquire the shares from me at $31 per share.

     This letter shall take effect as a sealed instrument.

                                  Sincerely yours,

                                  /s/ Robert L. Daniels

                                  Robert L. Daniels

ACCEPTED AND AGREED:


/s/ Alan L. Stanzler
-----------------------------
Alan L. Stanzler